Exhibit 99.1

Media Contact: Lisa Lochner lisa.lochner@lifetimebrands.com 516-740-6723

Lifetime Brands Acquires the Business and Certain Assets of Wilton Armetale

Acquisition Extends Lifetime’s Reach with Specialty Retailers

GARDEN CITY, NY, April 1, 2016 —Lifetime Brands, Inc. (NASDAQGS:LCUT), a leading global provider of kitchenware, tableware, and other products used in the home, today announced it has acquired the brands, product portfolio, and certain other assets of Wilton Armetale.

Wilton Armetale was founded in 1892 by the Wilton Family in Lancaster County, Pennsylvania. Wilton Armetale products are sold in department stores and specialty stores throughout the United States and internationally. The company’s website is www.armetale.com.

Armetale is a unique aluminum-based alloy that has properties for keeping hot food hot and cold food cold, making it an ideal material for cooking and entertaining.

Dan Siegel, Lifetime’s President, commented, “Wilton Armetale is best known and highly regarded for its vast collection of beautifully designed serving pieces, including decorative and functional bowls, platters and grilling vessels. The unique properties of Armetale metal make it a desirable addition to the Lifetime Brands portfolio of tableware products. Lifetime intends to accelerate the development of new products under this venerable brand, and we look forward to continuing to deliver excellent quality and service for existing Wilton Armetale customers and fine retailers worldwide.”

About Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, Cuisine de France®, Fred® & Friends, Guy Fieri®, Kitchen Craft®, Kizmos™, Misto®, Mossy Oak®, Pedrini®, Sabatier®, Savora™ and Vasconia®; respected tableware brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Kamenstein®, Bombay®, BUILT®, Debbie Meyer® and Design for Living™. The Company also provides exclusive private label products to leading retailers worldwide. The Company’s website is www.lifetimebrands.com.

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